Exhibit 99.1

              Pemco Aviation Group Reports Record Results for 2003


    BIRMINGHAM, Ala., April 19 /PRNewswire-FirstCall/ -- Pemco Aviation Group, Inc. (Nasdaq: PAGI), a leading provider of aircraft maintenance and modification services, today reported record sales of $190.4 million in 2003, a 16.9% increase over 2002 sales of $162.9 million. There were double digit sales increases for both the Government Services and Commercial Services segments. Net income for 2003 was $10.0 million ($2.47 per share) compared with $8.8 million ($2.24 per share) in 2002, a 13.6% increase. The company also announced that it has filed its annual report on Form 10-K and amended quarterly reports on Form 10-Q for the first, second and third quarters of fiscal year 2003.

    "Pemco's record results for 2003 were due to strong performances from both the Government Services and Commercial Services segments," stated Michael Tennenbaum, Chairman of Pemco Aviation Group. "Our Government Services segment successfully re-established Pemco as a major factor in the C-130 Maintenance market. The Commercial Services segment finished the year with double digit sales increases. The annualized EBITDA run rate for our aircraft maintenance and modification segments is currently in the range of approximately $30 million, and the annualized run rate for net income is currently in the range of approximately $15.3 million for this business, in each case before unusual costs of approximately $1.6 million associated with our accounting restatements. Projected EBITDA and net income for 2004 are expected to be somewhat less than these current run rates. 2003 EBITDA and net income from our aircraft maintenance and modification business were approximately $23 million and $11.3 million, respectively. Our Manufacturing & Components segment had EBITDA and net income losses of approximately ($1.8) million and ($1.3) million during 2003, respectively, but is expected to be about break even this year and profitable next year. If the conditions in our industry continue to improve through calendar year 2005, earnings are expected to significantly exceed our current run rate."*


        Summary of comparative results for the year ended December 31:
                    (in millions except per share amounts)

                                       2003            2002        % Change

     Revenue                          $190.4          $162.9         16.9%
     Gross profit                       42.3            35.8         18.2%
     Operating income                   16.2            14.3         13.3%
     Income before taxes                15.8            14.3         10.5%
     Net income                         10.0             8.8         13.6%
     Net income per share               2.47            2.24         10.3%
     EBITDA*                            21.1            19.3          9.3%

     * A description of the company's use of non-GAAP information is provided below under "Use of Non-GAAP Financial Measures." A reconciliation of net income to EBITDA is provided at the end of this release.

    Record Year-End Results

    Revenues for 2003 increased 16.9% to a record $190.4 million compared with $162.9 million in 2002. The company delivered 32 PDM aircraft and 2 drop-in aircraft compared to 35 PDM and 1 drop-in aircraft during 2002. Year-over-year, the Government Services revenues increased as the company has realized an increase in sales per PDM aircraft due to an increase in the amount of work performed on each aircraft delivered. The Government Services segment also began selling certain material on the KC-135 program where in prior years this material was furnished by the government. Commercial Services increased primarily due to increases in conversion revenues. The Manufacturing and Components segment sales declined primarily as a result of the early termination of a government contract for a launch vehicle program.

    Gross profit for 2003 rose 18.2% to a record $42.3 million compared with $35.8 million in 2002. The increase was attributable to several factors. The KC-135 aircraft delivered during 2003 were on average more profitable than those delivered during 2002 as a result of an increase in work and changes in the KC-135 model mix. The company experienced several delays on KC-135 aircraft during 2002 due to the inability to obtain required parts which resulted in increased costs during the period. In addition, included in cost of sales during 2003 is a $0.7 million insurance recovery related to a fire at the company's Dothan, Alabama facility in January 2002.

    Income from operations for 2003 rose 13.3% to a record $16.2 million compared with $14.3 million in 2002. Net income increased 13.6% to $10.0 million, or $2.47 per share, in 2003 compared with $8.8 million, or $2.24 per share, in 2002. The results for 2003 included approximately $1.4 million from contract adjustments, and 2002 included approximately $1.4 million from litigation settlements. In addition, the 2003 results included a $1.2 million insurance recovery related to the Dothan plant fire that occurred in January 2002, which is included in other income ($0.5 million) and cost of sales
($0.7 million).



    Fourth Quarter Results

    Summary of unaudited comparative results for the fourth quarter ended
             December 31: (in millions except per share amounts)

                                       2003            2002      % Change

    Revenue                           $63.4           $49.5         28.1%
    Gross profit                       12.0            11.9          0.8%
    Operating income                    5.1             5.8        (12.1)%
    Income before taxes                 4.9             5.1         (3.9)%
    Net income                          3.2             3.2          0.0%
    Net income per share               0.79            0.84         (6.0)%
    EBITDA                              6.6             6.9         (4.3)%



    Government Services segment sales rose 1.9% to $35.9 million and represented 56.6% of total sales in the fourth quarter of 2003.

    "Commercial Services segment revenues more than doubled to a record
$26.6 million and represented 42.0% of fourth quarter 2003 sales compared with $11.9 million (24.0% of sales) in the fourth quarter of last year. Our record fourth quarter sales in our Commercial Services segment was due to increased deliveries as we worked through our backlog," said Ron Aramini, President and Chief Executive Officer of Pemco Aviation Group. "The quarter also benefited from timing issues as aircraft were delivered early in the fourth quarter where much of the work was completed in prior quarters."

    Gross profit increased 0.8% to $12.0 million and represented 18.9% of 2003 fourth quarter sales compared with $11.9 million and 24.0% of sales in the fourth quarter of last year. The decrease in gross profit percent was primarily due to learning curve costs experienced on C-130 aircraft. In addition, the lower margin was due to a change in sales mix related to higher revenues from the Commercial Services segment, which typically experiences lower gross profit than the Government Services segment.

    "Our Government Services segment is involved in the support of military transport aircraft and these aircraft continue to play critical roles in the military's operational readiness," noted Mr. Aramini. "In 2003, in addition to our continued support of KC-135 programmed depot maintenance, we built on current Air Force C-130 work and signed contracts in the third quarter valued at $41.5 million for C-130 and HC-130 maintenance with the Air Force, Navy and Coast Guard. We are actively pursuing additional contracts and believe our technical capabilities will be an important factor in securing new business."

    "We are optimistic about expanding our Commercial Services contracts and are reviewing plans for new hangar space to increase capacity at our Dothan facility," Mr. Aramini said. "Several key factors suggest that the growth of the market for outsourced maintenance and modifications should outpace that of the air transportation market in general. As commercial airlines continue to face pressures to reduce operating costs, they are turning more and more to outsourcing their maintenance. Further, Low Cost Carriers, which typically outsource all of their heavy maintenance requirements, continue to gain market share. Finally, recovery and growth of the air cargo market is favorable for increasing the amount of maintenance outsourced as well as the market for cargo conversions. We are working with a number of commercial carriers on maintenance proposals and are soliciting additional business for cargo conversions from operators around the world. We believe that the outlook for the commercial airline industry is improving and that this should increase the demand for our services."


    Restatement

    Subsequent to the filing of the company's Quarterly Report on Form 10-Q for the period ended September 30, 2003, the company identified certain revenue transactions that did not meet all of the criteria required for revenue recognition pursuant to the U.S. generally accepted accounting principles, Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," and related authoritative guidance. Consequently, as described in its press release dated March 31, 2004, the company has restated its first, second and third quarter Reports on Form 10-Q, the impact of which is summarized as follows:



                      First Three Quarters of Fiscal Year 2003
                        (in thousands, except per share data)

                           Quarter Ended 3/31/03    Quarter Ended 6/30/03
                            As        As      Net      As      As       Net
                         Reported  Restated Change Reported Restated  Change

     Net Sales            $35,669  $35,669  $  --  $48,681  $47,253  ($1,428)
     Gross Profit           7,442    6,505   (937)  12,251   11,120   (1,131)
     Net Income             1,273      693   (580)   2,830    2,129     (701)
     Net Income
       per Share:
         Basic              $0.32    $0.17 $(0.15)   $0.70    $0.53   $(0.17)
         Diluted            $0.29    $0.16 $(0.13)   $0.65    $0.49   $(0.16)


                      First Three Quarters of Fiscal Year 2003
                        (in thousands, except per share data)

                                                  Quarter Ended 9/30/03
                                                As           As          Net
                                             Reported     Restated     Change

     Net Sales                                $43,946      $44,095       $149
     Gross Profit                              12,453       12,657        204
     Net Income                                 3,840        3,967        127
     Net Income
       per Share:
         Basic                                  $0.95        $0.98      $0.03
         Diluted                                $0.88        $0.91      $0.03



    For the overall fiscal year 2003, the restatement had the following effect on net sales, gross profits and net income:


                           Quarter    Quarter  Quarter    Quarter     2003
                            Ended      Ended    Ended      Ended   Aggregate
                           3/31/03    6/30/03  9/30/03   12/31/03    Impact
                                             (in thousands)

    Increase (Decrease)
     Net Sales               $        $(1,428)   $149    $  150    $(1,129)
    Increase (Decrease)
     Gross Profit            $(937)   $(1,131)   $204    $1,636    $  (228)
    Increase (Decrease)
     Net Income              $(580)   $  (701)   $127    $1,014    $  (140)



    In total, the company is reversing approximately $1.4 million in revenue in the second quarter of 2003. Of this total amount, approximately $300,000 was recognized prematurely and approximately $228,000 was improperly recognized. Of the $300,000 recognized prematurely, the company is recognizing approximately $150,000 during each of the third and fourth quarters of 2003. In addition, the company is reversing $900,000 of revenue during the second quarter of 2003 and is reversing a charge to bad debt expense of equal amount associated with this revenue during the third quarter of 2003.

    The company provides for losses on uncompleted contracts in the period in which its management determines that the estimated total costs under a contract will exceed the estimated total contract revenues. The company's reductions of total estimated contract revenues has affected the company's calculation of its provision for losses on uncompleted contracts and is including the effect of these revenue adjustments in the company's reserve for contract loss calculations, which has resulted in an increase to cost of sales of approximately $937,000, $640,000 and $1,141,000, and a corresponding increase to the reserve for contract losses for the first, second and third quarters of fiscal year 2003, respectively. The accrual of these loss provisions during the first, second and third quarters of fiscal year 2003 has resulted in an adjustment to decrease cost of sales previously recorded during the second, third and fourth quarters of fiscal year 2003 by approximately $937,000, $640,000 and $1,141,000, respectively.

    The company has also made other adjustments to the quarters in connection with transactions during 2003. In addition to the restatement adjustments described in the preceding paragraphs, the company recorded additional charges to cost of sales in the third quarter totaling approximately $344,000 related to warranty expense, bad debt expense, and other contract loss provisions, all of which were originally charged to cost of sales during the fourth quarter.

    The restatement is not expected to have any impact on the company's financial condition, results of operations or liquidity for any period prior to 2003.

    In addition, Ernst & Young LLP has advised the company of reportable conditions that together constitute a material weakness in internal control over financial reporting involving incorrect applications of generally accepted accounting principles as a result of personnel in certain areas of the company who did not have a full understanding of pertinent accounting and financial reporting principles and as a result of the untimely resolution of errors. The incorrect applications of accounting principles involve revenue recognition, estimates to complete certain contracts made in connection with projecting losses on contracts for recognition in a current period, the untimely resolution of errors involved inventory accounting and the reconciliation of intercompany transactions. The company has taken steps to remediate the material weakness, including re-evaluating and adding staffing and level of expertise, increased training of its corporate and accounting staff to heighten awareness among corporate and accounting personnel of generally accepted accounting principles, establishing policies and procedures, including documentation, designed to enhance coordination and reporting procedures between management and the company's accounting staff, centralizing review and monitoring of accounting issues and allocation of senior accounting personnel to provide additional on-site supervision of accounting functions. In addition, the company has transferred its corporate vice president of finance to Pemco World Air Services, Inc., in Dothan to oversee accounting functions there. The company is also continuing to review and enhance policies and procedures involving accounting, information systems and monitoring.


    *Use of Non-GAAP Financial Measures


    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.


    About Pemco

    Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com.

    This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "believe," "expect," "intend" and other words and terms of similar meaning, in connection with any discussion of the company's prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the company's forward-looking statements include, among other things: negative reactions from the company's stockholders, creditors or customers to the results of the investigation and restatement or further delay in providing financial information caused by the investigation and restatement; the impact and result of any litigation (including private litigation), any action by The Nasdaq Stock Market, or of any investigation by the Securities and Exchange Commission (SEC) or any investigation by any other governmental agency related to the company; the company's ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement; the company's ability to manage its operations during and after the financial statement restatement process; the company's ability to successfully implement internal controls and procedures that remediate the material weakness resulting in the restatement, and ensure timely, effective and accurate financial reporting; changes in economic conditions; the company's ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation; potential environmental and other liabilities; and other risks detailed from time to time in the company's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.



                          PEMCO AVIATION GROUP, INC.
                 (In thousands except per share information)

                                                       Fourth Quarter Ended
                                                            December 31,
                                                        2003           2002
    Sales:
      Government Services Segment                      $35,850        $35,177
      Commercial Services Segment                       26,613         11,940
      Manufacturing and Components Segment               1,743          2,386
      Inter-segment Revenue                               (847)            (7)
    Total Sales                                         63,359         49,496

    Cost of Sales                                       51,332         37,599
      Gross Profit                                      12,027         11,897

    Selling, General and Administrative Expenses         6,895          6,133

    Income from Operations                               5,132          5,764

    Other expense (income):
      Interest expense                                     236            632

      Income Before Income Taxes                         4,896          5,132
      Provision For Income Taxes                         1,701          1,950
      Net Income                                        $3,195         $3,182

    Net Income Per Common Share:
      Basic                                              $0.79          $0.84
      Diluted                                            $0.71          $0.77

                            EBITDA Reconciliation*

    Net Income                                          $3,195         $3,182
    Interest                                               236            632
    Taxes                                                1,701          1,950
    Depreciation and Amortization                        1,475          1,087
    EBITDA                                              $6,607         $6,851

    *See note on Use of Non-GAAP Financial Measures.


                          PEMCO AVIATION GROUP, INC.
                 (In thousands except per share information)

                                                            Year Ended
                                                           December 31,
                                                       2003            2002
    Sales:
      Government Services Segment                     $126,361       $102,231
      Commercial Services Segment                       59,128         48,660
      Manufacturing and Components Segment               7,776         12,093
      Inter-segment Revenue                             (2,889)          (121)
    Total Sales                                        190,376        162,863

    Cost of Sales                                      148,067        127,075
      Gross Profit                                      42,309         35,788

    Selling, General and Administrative Expenses        26,084         21,516

    Income from Operations                              16,225         14,272

    Other expense (income):
      Proceeds From Insurance Claim                       (527)            --
      Interest expense                                     909          1,493
      Litigation, net                                       --         (1,480)

      Income Before Income Taxes                        15,843         14,259
      Provision For Income Taxes                         5,859          5,418
      Net Income                                        $9,984         $8,841

    Net Income Per Common Share:
      Basic                                              $2.47          $2.24
      Diluted                                            $2.27          $2.02

                            EBITDA Reconciliation*

     Net Income                                          $9,984         $8,841
     Interest                                               909          1,493
     Taxes                                                5,859          5,418
     Depreciation and Amortization                        4,387          3,550
     EBITDA                                             $21,139        $19,302

    *See note on Use of Non-GAAP Financial Measures.


                           PEMCO AVIATION GROUP, INC.
                            Supplemental Information
         Reconciliation of Net Income to EBITDA by Business Segments
                      For the Year Ended December 31, 2003
                                 (In thousands)

                                  Aircraft
                                Maintenance     Manufacturing
                                    and             and            Total Pemco
                                Modification     Components         Aviation
                                  Segment         Segments         Group, Inc.

     Total Net Income             $11,284          ($1,300)           $9,984
     Interest                         830               79               909
     Income Taxes                   6,639             (780)            5,859
     Depreciation & Amortization    4,167              220             4,387
     EBITDA                       $22,920          ($1,781)          $21,139


                            PEMCO AVIATION GROUP, INC.
                             Supplemental Information
           Reconciliation of Net Income Guidance to EBITDA Guidance
                      Maintenance and Modification Segments
                             For the Current Run Rate
                                  (In thousands)

                                                        Total Pemco
                                                     Aviation Group, Inc.
                                                       Maintenance and
                                                    Modification Segments

    Total Estimated Maintenance and
     Modification Segments
    Net Income                                             $15,300
    Interest                                                   950
    Income Taxes                                             9,400
    Depreciation & Amortization                              4,350
    EBITDA                                                 $30,000*

    * Our actual EBITDA for the Maintenance and Modification segments for the last two quarters of 2003 was $14.8 million.



SOURCE  Pemco Aviation Group, Inc.
    -0-                             04/19/2004
    /CONTACT: John R. Lee, Senior Vice President & Chief Financial Officer of Pemco Aviation Group, Inc., +1-205-510-4051/
    /Web site:  http://www.pemcoaviationgroup.com /
    (PAGI)

CO:  Pemco Aviation Group, Inc.
ST:  California, Alabama
IN:  AIR
SU:  ERN